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                                                                 EXHIBIT 99.1

[REVCO LOGO]
                                 NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACTS:
           FOR REVCO D.S., INC.:                   FOR BIG B, INC.
MEDIA CONTACT:            INVESTOR CONTACT:
Thomas Dingledy           Dianne McCormick         Arthur M. Jones, Sr.
216 / 425-9811 x6145      216 / 425-9811 x1900     205 / 424-3421x202

           Joele Frank / Dan Katcher
           Abernathy MacGregor Group
           212 / 371-5999

               REVCO AND BIG B SIGN DEFINITIVE MERGER AGREEMENT
                 FOR ACQUISITION OF BIG B AT $17.25 PER SHARE


TWINSBURG, OH AND BESSEMER, AL (OCTOBER 28, 1996) -- Revco D.S., Inc. [NYSE:
RXR] and Big B, Inc. [NASDAQ: BIGB] today announced that the two companies have signed a definitive merger agreement for the acquisition of Big B by Revco at $17.25 per share in cash.

Under the terms of the agreement, Revco's wholly owned subsidiary, RDS Acquisition Inc., is increasing the price of its pending tender offer to purchase all outstanding shares of Big B common stock to $17.25 per share in cash. Big B's Board of Directors has unanimously approved the tender offer and the merger and recommends that Big B shareholders tender their shares.

Following the completion of the tender offer, Revco intends to consummate a second step merger in which all remaining Big B shareholders will also receive the same cash price paid in the tender offer. Big B has approximately 22.0 million shares outstanding on a fully diluted basis, giving the transaction a total equity value of approximately $380 million. Revco expects the transaction to be accretive to earnings per share in the first year of the combination.

"We are very excited about the combination of Revco and Big B. I am pleased we were able to bring this process to a fast and successful conclusion," said D. Dwayne Hoven, President and Chief Executive Officer of Revco. "This combination represents a win-win opportunity for both companies' shareholders, employees and customers. With Revco's financial resources, technological expertise and marketing and sales capability, we

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                                    -more-


can together grow our combined company's customer base and increase our sales potential. Among other efficiencies, this combination will allow the combined company to spread costs over a larger base of stores. This will assist us in meeting the increasing customer demand for lower pharmacy prices."

Anthony Bruno, Chairman of the Board and Chief Executive Officer of Big B, said, "Our Board of Directors unanimously concluded that this transaction with Revco is in the best interests of Big B's shareholders and employees. At $17.25 per share in cash, this transaction represents a substantial premium over Big B's stock price for the recent period before Revco commenced its tender offer. We look forward to a rapid completion of the transaction and to working with Revco to ensure the smoothest transition possible."

Pursuant to the merger agreement, RDS Acquisition Inc. is also extending its cash tender offer until 9:00 a.m. (EST), on Friday, November 15, 1996. As of 6:00 p.m. (EDT), on October 25, 1996, 440,932 shares of Big B's outstanding common stock had been tendered pursuant to the offer. The tender offer was scheduled to expire at 5:00 p.m. (EST), on Monday, October 28, 1996.

The tender offer will be amended to reflect the terms and conditions contained in the merger agreement, including a minimum tender condition of a majority of all outstanding shares of Big B common stock on a fully diluted basis. The Big B shareholder rights plan has been rendered inapplicable to Revco's offer, and all related litigation between Revco and Big B will be withdrawn. As previously announced, the Hart-Scott-Rodino waiting period applicable to the tender offer has expired. Big B will mail its formal recommendation to shareholders at the same time Revco mails its revised tender offer materials.

Big B, Inc. is the nation's 10th largest drug store chain operating 397 units throughout the Southeastern United States.

Revco, recognized as a Fortune 500 company, is the second largest drugstore chain in the U.S. operating 2,202 stores in 14 contiguous Midwestern, Southeastern and Eastern states. The stores sell prescription and over-the-counter drugs, health and beauty aids and other consumer products. Revco employs more than 32,000 associates in its stores, network of five distribution centers, regional offices and corporate offices in Twinsburg, Ohio.

Notes to Editors: Today's news release, along with other news about Revco, is available by calling Company News On-Call at 1-800-758-5804, extension 751257. Information is also available on the Internet at: http:\\www.revco.com.



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